Exhibit 99.1
Information Release

UMB Financial Corporation
P.O. Box 419226
Kansas City, MO 64141-6226
816/860-7000
umb.com

January 29, 2004
For Immediate Release

Corporate Communication Contact: Bridget Hess, 816-860-5644
Investor Relations Contact: Patrick Derpinghaus,816-860-7076

UMB Financial Corporation Announces 2003 Earnings

Kansas City, Mo. – UMB Financial Corporation (NASDAQ: UMBF), a Kansas City-based multi-bank holding company, announced earnings of $58.9 million or $2.70 per share for the year ended December 31, 2003. This is an increase of $1.7 million or 3.0 percent over the 2002 earnings of $57.2 million or $2.59 per share. The increase in earnings compared to 2002 is a result of higher noninterest income, lower noninterest expense and lower provisions for loan losses made possible by the strong quality of the loan portfolio. These improvements helped to mitigate the lower average yields in the loan and securities portfolios.

“Low interest rates continue to challenge our net interest margin due to the structure of our balance sheet and the continued softness in commercial lending and our mutual fund servicing market. However, our continued expense-cutting efforts, our strong balance sheet and our focus on core business offerings made it possible to lessen the impact on our earnings,” said R. Crosby Kemper III, chairman and CEO of UMB Financial Corporation. “In 2004, a recovering economy, our strong investment management performance and new business opportunities will help us continue to grow. In addition, I am looking forward to working with our new President and Chief Operating Officer Peter deSilva, who comes to us with an extensive financial services background from Fidelity, and will work closely with me and the rest of our management team to help drive the future direction of this company.”

Noninterest income for 2003 increased $13.4 million compared to 2002 due primarily to the sale of the debit/credit card discount operation ($8.25 million), higher service charge income, higher trading and investment banking fees and the company’s ongoing focus on growing its fee-based business. Net interest margin was 3.36 percent for the year ended December 31, 2003, compared to 3.46 percent for 2002.

For the year ended December 31, 2003, net interest income declined 9.6 percent to $197.1 million compared to $218.0 million for 2002. Noninterest expense decreased 1.7 percent to $354.7 million in 2003 compared to $360.9 million in 2002 primarily due to a 3.2 percent decrease in salary and benefit costs.

The company recorded a provision for loan losses of $12.0 million in 2003 compared to $16.7 million in 2002. Also, the company recorded net loan charge-offs of $5.8 million for the year 2003, compared to $15.0 million for the year 2002.

For the year ended December 31, 2003, average loans were $2.59 billion compared to $2.63 billion for 2002. Average deposit totals decreased to $5.28 billion for the year ended December 31, 2003, compared to $5.53 billion for 2002. As of December 31, 2003, UMB had total shareholders’ equity of $812 million – a 1.1 percent increase from the prior year. The company’s equity-to-asset ratio as of December 31, 2003, was 10.48 percent.

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UMBF 2003 earnings, page 2

The quality of the company’s loan portfolio remains high as nonperforming loans at December 31, 2003, totaled $15.9 million compared to $18.4 million a year earlier. As a percentage of total loans, nonperforming loans decreased to 0.6 percent of total loans as of December 31, 2003, from 0.7 percent of total loans a year earlier. Nonperforming loans are defined as nonaccrual loans and loans more than 90 days past due. The company’s allowance for loan losses totaled $43.5 million, or 1.60 percent of total loans as of December 31, 2003, compared to $37.3 million, or 1.40 percent of total loans as of December 31, 2002. As of December 31, 2003, the allowance for loan losses was 272 percent of nonperforming loans, compared to 203 percent one year earlier.

Fourth Quarter Results:

For the three months ended December 31, 2003, the company earned $17.7 million or $0.81 per share compared to $12.1 million or $0.55 per share for the three months ended December 31, 2002. Net interest income declined 8.9 percent to $47.4 million in the fourth quarter of 2003 compared to $52.0 million for the fourth quarter of the previous year. This is primarily due to lower rates on loans and investment securities. The company recorded a provision for loan losses of $2.1 million for the three months ended December 31, 2003, compared to $6.2 million for the same period in 2002. Noninterest income increased by 20.7 percent to $68.0 million for the three months ended December 31, 2003, compared to $56.3 million for the same period in 2002. This was primarily due to the sale of the debit/credit card discount operation. Noninterest expense for the three months ended December 31, 2003, was $88.7 million compared to $89.4 million for the same period in 2002.

The company declared its regular quarterly dividend of $0.21 per share to be paid on April 1, 2004, to shareholders of record at of the close of business on March 11, 2004.

About UMB:

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. Its banking subsidiaries own and operate 153 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisc., a trust management company in South Dakota, and single-purpose companies that deal with brokerage services, consulting services and insurance.

Forward-Looking Statements:

This release contains forward-looking statements of expected future developments. We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to safe harbor established by the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the release refer to the expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance. Our future performance involves a number of risks and uncertainties. Risks and uncertainties that could affect such performance include, but are not limited to: changing loan demand, the ability of customers to repay loans, changes in consumer saving habits, increases in employee costs, changes in interest rates, competition, and changes in economic conditions or regulatory requirements. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the company’s Securities and Exchange Commission reports, including its annual report and Form 10-K for the year ended December 31, 2003.

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